UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
January 12, 2017
Date of Report
(Date of earliest event reported)

BLUCORA, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	000-25131	91-1718107
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
10900 NE 8th Street, Suite 800
Bellevue, Washington 98004
(Address of principal executive offices)
(425) 201-6100
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 12, 2017 Blucora, Inc., (the "Company") announced that Sanjay Baskaran has been named President of TaxAct, Inc., the Company's wholly-owned subsidiary, effective January 30, 2017. Mr. Baskaran succeeds JoAnn Kintzel, who resigned in October 2016. Mr. Baskaran will report directly to the Company's President and Chief Executive Officer, John Clendening.

Prior to joining the Company, Mr. Baskaran, age 43, served as General Manager, North America Credit Cards at Amazon, one of the world’s largest online retailers, from 2015 to 2017. Prior to working at Amazon, Baskaran served in roles of increasing responsibility at Visa from 2011 to 2015 and HSBC Bank from 2002 to 2011. He also held positions at Deloitte & Touche as a management consultant and Dr. Reddy’s Group as an executive in the company’s Latin America International Marketing group. Mr. Baskaran received a Bachelor of Technology in chemical engineering from Osmania University India and earned an MBA with a concentration in Supply Chain Management and Marketing from Michigan State University.

In connection with his appointment as President of TaxAct, Inc., the Company entered into an employment agreement with Mr. Baskaran dated January 12, 2016 (the “Employment Agreement”). Under the Employment Agreement, Mr. Baskaran is entitled to, among other things: (i) an annual base salary of $350,000; (ii) a one-time signing bonus of $210,000; (iii) a target bonus of 60% of base salary; (iv) 750,000 restricted stock units and a non-qualified stock option to purchase 750,000 shares of the Company’s common stock, each to vest 33.33% on the one year anniversary of the date of grant and the remainder to vest 16.67% at the end of each six month period thereafter, such that the option will be fully vested on January 30, 2020, subject to continued employment; (v) if Mr. Baskaran’s employment is terminated without cause or for good reason not in connection with a change of control of the Company, a lump sum payment equal to one times his then current base salary and 12 months of COBRA premiums, subject to his signing a release; (vi) while Mr. Baskaran will be employed on an at-will basis, if his employment is terminated without cause or for good reason within 12 months of a change of control of the Company, (a) a lump sum payment equal to one times his then current base salary and target bonus and 12 months of COBRA premiums and (b) full acceleration of all unvested equity awards and a one year post-termination exercise period for his options; and (vii) reimbursement for relocation and other related expenses up to a maximum of $150,000, subject to clawback in certain instances. The Company expects to enter into an employment agreement with Mr. Baskaran, with an effective date of January 30, 2017, which employment agreement will contain, among other things, the employment terms described above.

The above description is only a summary of the material terms of the Employment Agreement, does not purport to be a complete description of the Employment Agreement, and is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed as Exhibit 10.1, and which is incorporated herein by reference. A copy of the press release announcing the appointment of Mr. Baskaran is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

Exhibit 10.1    Employment Agreement by and between Blucora, Inc. and Sanjay Baskaran dated January 12, 2017

Exhibit 99.1    Press Release dated January 12, 2017

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: January 12, 2017

BLUCORA, INC.

By: /s/ Mark Finkelstein
Mark Finkelstein
Chief Legal & Administrative Officer and Secretary